Exhibit 99.1
CONNETICS NAMES DAVID BURCH, REGIONAL SALES DIRECTOR, OHIO
AND BRIAN DAVIS, DIRECTOR, TAX
Reports New Option Grant under NASDAQ Marketplace Rule 4350
PALO ALTO, Calif. (January 9, 2006) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named David Burch to the position of Regional Sales Director, Ohio, and Brian Davis to the position of Director, Tax.
Additionally, the Compensation Committee of the Company’s Board of Directors approved inducement grants to each of these individuals of a non-qualified stock option to purchase 10,000 and 12,000 shares of Connetics’ common stock, respectively. These option awards were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $15.10 for Mr. Burch which equals the fair market value of Connetics’ common stock on January 3, 2006, his grant date, and an exercise price of $15.37 for Mr. Davis which equals the fair market value of Connetics’ common stock on January 9, 2006, his grant date, (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of each individual’s hire, and 1/48th of the total grant each month thereafter until each grant is fully vested.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne; Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; and Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact: John Higgins	Bruce Voss or Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
ir@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-G)
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